Exhibit 99.1
FOR IMMEDIATE RELEASE
FedEx Corp. Reports Second Quarter Earnings
Full-Year Earnings Outlook Increased
MEMPHIS, Tenn., December 16, 2010 ... FedEx Corp. (NYSE: FDX) today reported earnings of $0.89 per diluted share for the second quarter ended November 30. Excluding certain charges described below, second quarter earnings were $1.16 per diluted share, compared to $1.10 per diluted share a year ago.
“Solid demand for our transportation solutions, outstanding customer service from FedEx team members and a healthier global economy helped drive second-quarter revenue higher,” said Frederick W. Smith, FedEx Corp. chairman, president and chief executive officer. “Our yield improvement strategy is working, holiday peak season volumes are exceeding our expectations and our economic forecast for calendar 2011 has improved. Accordingly, we have increased our earnings outlook for our current fiscal year.”
Reported results for the current quarter include costs related to the previously announced combination of the company’s FedEx Freight and FedEx National LTL operations and a reserve associated with a legal matter at FedEx Express, which together negatively impacted earnings by a net $0.27 per diluted share. Last year’s second quarter results included a benefit from plan design changes to a self-insurance program at FedEx Express, which increased earnings by a net $0.05 per diluted share.
Second Quarter Results
FedEx Corp. reported the following consolidated results for the second quarter:
•	Revenue of $9.63 billion, up 12% from $8.60 billion the previous year

•	Operating income of $469 million, down 18% from $571 million last year

•	Operating margin of 4.9%, down from 6.6% the previous year

•	Net income of $283 million, down 18% from $345 million a year ago

While shipments and yields grew in all transportation segments, earnings were reduced by costs related to the January 30, 2011 combination of FedEx Freight and FedEx National LTL operations, including severance costs associated with personnel reductions and non-cash asset impairment charges. Earnings were also reduced by a reserve for a legal matter at FedEx Express. The reinstatement of certain employee compensation programs, and higher pension and aircraft maintenance expenses, also impacted earnings.
Outlook
FedEx projects earnings to be $0.95 to $1.15 per diluted share in the third quarter and $5.00 to $5.30 per diluted share for fiscal 2011, up from the company’s previous estimate of $4.80 to $5.25 per diluted share. This guidance excludes any FedEx Freight combination costs and the second quarter legal reserve, and also assumes stable fuel prices and continued moderate growth in the global economy. Including costs from the FedEx Freight combination and the legal reserve, earnings are expected to be $0.78 to $1.04 per diluted share for the third quarter and $4.59 to $4.95 per diluted share for fiscal 2011. The company reported earnings of $0.76 per diluted share in last year’s third quarter. The capital spending forecast for fiscal 2011 remains $3.5 billion.
“Our operating performance in the quarter was impacted by strong compensation and benefits headwinds as we reinstated programs curtailed during the recession,” said Alan B. Graf, Jr., FedEx Corp. executive vice president and chief financial officer. “During the quarter, we also realized more normalized growth in FedEx International Priority® shipments and higher fuel prices than our earnings guidance had assumed. Yield improvement and cost management remain our focus. We expect margins to improve in the second half of fiscal 2011 and in fiscal 2012, as we continue to benefit from solid global demand for our differentiated services and as certain cost headwinds subside next fiscal year.”
FedEx Express Segment
For the second quarter, the FedEx Express segment reported:
•	Revenue of $5.99 billion, up 13% from last year’s $5.31 billion

•	Operating income of $264 million, down 23% from $345 million a year ago

•	Operating margin of 4.4%, down from 6.5% the previous year

FedEx International Priority (IP) average daily package volume increased 11%, led by exports from Asia. IP revenue per package grew 3% due to improved weight per package and higher fuel surcharges. IP Freight pounds increased 29%, with revenue per pound up 5%. U.S. domestic average daily package volume increased 3% and revenue per package grew 5% due to improved base pricing, higher fuel surcharges and improved weight per package.
Operating income and margin were negatively impacted by a $66 million reserve associated with an adverse jury decision in the ATA Airlines lawsuit. In addition, prior year results included a one time benefit from plan design changes for a self insurance program. The combination of these two items significantly impacted the year-over-year operating margin comparison. The reinstatement of certain employee compensation programs, increased aircraft maintenance costs and higher pension expenses also impacted operating income and margin.
Earlier today, FedEx announced an agreement to acquire Servicios Nacionales Mupa, SA de CV (MultiPack), a Mexican domestic express package delivery company. Last month, FedEx Express announced plans to acquire the logistics, distribution and express businesses of AFL Pvt. Ltd. and its affiliate, Unifreight India Pvt. Ltd. Once completed, these acquisitions will give FedEx more robust domestic transportation and related capabilities in these important global markets.
FedEx Ground Segment
For the second quarter, the FedEx Ground segment reported:
•	Revenue of $2.08 billion, up 13% from last year’s $1.84 billion

•	Operating income of $296 million, up 24% from $238 million a year ago

•	Operating margin of 14.3%, up from 13.0% the previous year
FedEx Ground average daily package volume grew 7% in the second quarter driven by increases in the business-to-business market and FedEx Home Delivery. Yield increased 5% primarily due to higher fuel surcharges and rate increases. FedEx SmartPost average daily volume increased 17% due to growth in e-commerce, gains in market share and the introduction of new service offerings. FedEx SmartPost yield increased 10% primarily due to lower postage costs as a result of increased deliveries to U.S. Postal Service final destination facilities and increased fuel surcharges.
Operating income and margin increased primarily due to higher package yield and volume.

FedEx Ground and FedEx Home Delivery will increase shipping rates by a net average of 4.9% effective January 3, 2011. The full average rate increase of 5.9% will be partially offset by adjusting the fuel price threshold at which the fuel surcharge begins, reducing the fuel surcharge by one percentage point. FedEx Ground will make additional changes to dimensional weight charges and surcharges, and FedEx SmartPost rates will also increase.
FedEx Freight Segment
For the second quarter, the FedEx Freight segment reported:
•	Revenue of $1.22 billion, up 14% from last year’s $1.07 billion

•	Operating loss of $91 million, compared with an operating loss of $12 million a year ago

•	Operating margin of (7.5%), compared with (1.1%) the previous year
Less-than-truckload (LTL) average daily shipments increased 8%. LTL yield increased 7% year-over-year and 5% from the first quarter, primarily due to yield management programs that include targeted improvement from lower-performing accounts.
The operating loss in the quarter largely resulted from $86 million of costs associated with the combination of the FedEx Freight and FedEx National LTL operations, which will become effective January 30, 2011. These costs primarily relate to severance expenses, asset impairment charges and accelerated depreciation expenses. Additional costs associated with this program totaling $54 to $84 million are expected in the third quarter. The total expected cost of this program has been reduced to $140 to $170 million.
Corporate Overview
FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $37 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 285,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Additional information and operating data are contained in the company’s annual report, Form 10-K, Form 10-Qs and second quarter fiscal 2011 Statistical Book. These materials, as well as a Webcast of the earnings release conference call to be held at 8:30 a.m. EST on December 16 are available on the company’s Web site at www.fedex.com/us/investorrelations. A replay of the conference call Webcast will be posted on our Web site following the call.
Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.
Media Contact: Jess Bunn 901-818-7463
Investor Contact: Mickey Foster 901-818-7468
Home Page: fedex.com

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
The company believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. Excluding a reserve associated with a legal matter and the costs of the combination of FedEx Freight and FedEx National LTL operations from our second quarter earnings and our earnings guidance, net of applicable incentive compensation impacts, will allow more accurate comparisons to prior periods of our second quarter operating performance and our expected operating performance in fiscal 2011. As required by SEC rules, the tables below present a reconciliation of our presented non-GAAP measures to the most directly comparable GAAP measures.
Fiscal 2011 Second Quarter Earnings

Q2 Diluted
Earnings Per Share

Non-GAAP Measure	$1.16

FedEx Freight Combination Costs	(0.17)

ATA Legal Reserve	(0.10)

GAAP Measure	$0.89

Fiscal 2011 Third Quarter and Full-Year Earnings Guidance

	Q3 Diluted	FY 2011 Diluted
	EPS Guidance	EPS Guidance

Non-GAAP Measure	$0.95 to $1.15	$5.00 to $5.30

FedEx Freight Combination Costs	(0.17 to 0.11)	(0.34 to 0.28)

ATA Legal Reserve	—	(0.07)

GAAP Measure	$0.78 to $1.04	$4.59 to $4.95

* * *

FEDEX CORP. FINANCIAL HIGHLIGHTS
Second Quarter Fiscal 2011
(In millions, except earnings per share and FTEs)
(Unaudited)

	Three Months Ended			Six Months Ended
	November 30			November 30
	2010	2009	%	2010	2009	%
Revenue:
FedEx Express segment	$5,992	$5,314	13%	$11,904	$10,238	16%
FedEx Ground segment	2,077	1,837	13%	4,038	3,567	13%
FedEx Freight segment	1,221	1,068	14%	2,479	2,050	21%
FedEx Services segment	434	465	(7%)	849	916	(7%)
Other & eliminations	(92)	(88)	NM	(181)	(166)	NM

Total Revenue	9,632	8,596	12%	19,089	16,605	15%

Operating Expenses:
Salaries and employee benefits	3,779	3,424	10%	7,582	6,801	11%
Purchased transportation	1,390	1,155	20%	2,717	2,209	23%
Rentals and landing fees	628	593	6%	1,229	1,171	5%
Depreciation and amortization	502	487	3%	981	982	(0%)
Fuel	938	744	26%	1,825	1,410	29%
Maintenance and repairs	473	410	15%	990	811	22%
Impairment and other charges	67	—	NM	67	—	NM
Other	1,386	1,212	14%	2,601	2,335	11%

Total Operating Expenses	9,163	8,025	14%	17,992	15,719	14%

Operating Income (Loss):
FedEx Express segment	264	345	(23%)	621	449	38%
FedEx Ground segment	296	238	24%	583	447	30%
FedEx Freight segment	(91)	(12)	NM	(107)	(10)	NM

Total Operating Income	469	571	(18%)	1,097	886	24%

Other Expense:
Interest, net	(23)	(15)	53%	(41)	(33)	24%
Other, net	(9)	(9)	—	(16)	(12)	33%

Total Other Expense	(32)	(24)	33%	(57)	(45)	27%

Pretax Income	437	547	(20%)	1,040	841	24%

Provision for Income Taxes	154	202	(24%)	377	315	20%

Net Income	$283	$345	(18%)	$663	$526	26%

Diluted Earnings Per Share	$0.89	$1.10	(19%)	$2.09	$1.68	24%

Weighted Average Common and Common Equivalent Shares	316	314	1%	316	313	1%

Capital Expenditures	$1,047	$668	57%	$2,059	$1,549	33%

Average Full-Time Equivalents (000s)	255	244	5%	253	241	5%

FEDEX CORP. CONDENSED CONSOLIDATED BALANCE SHEETS
Second Quarter Fiscal 2011
(In millions)

	Nov. 30, 2010
	(Unaudited)	May 31, 2010
ASSETS

Current Assets
Cash and cash equivalents	$1,877	$1,952
Receivables, less allowances	4,279	4,163
Spare parts, supplies and fuel, less allowances	400	389
Deferred income taxes	540	529
Prepaid expenses and other	302	251

Total current assets	7,398	7,284

Property and Equipment, at Cost	32,720	31,302
Less accumulated depreciation and amortization	17,454	16,917

Net property and equipment	15,266	14,385

Other Long-Term Assets
Goodwill	2,224	2,200
Other assets	1,205	1,033

Total other long-term assets	3,429	3,233

	$26,093	$24,902

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Current Liabilities
Current portion of long-term debt	$251	$262
Accrued salaries and employee benefits	1,231	1,146
Accounts payable	1,561	1,522
Accrued expenses	1,820	1,715

Total current liabilities	4,863	4,645

Long-Term Debt, Less Current Portion	1,667	1,668

Other Long-Term Liabilities
Deferred income taxes	976	891
Pension, postretirement healthcare and other benefit obligations	1,731	1,705
Self-insurance accruals	969	960
Deferred lease obligations	913	804
Deferred gains, principally related to aircraft transactions	257	267
Other liabilities	156	151

Total other long-term liabilities	5,002	4,778

Commitments and Contingencies

Common Stockholders’ Investment
Common stock, $0.10 par value, 800 million shares authorized	31	31
Additional paid-in capital	2,343	2,261
Retained earnings	14,515	13,966
Accumulated other comprehensive loss	(2,316)	(2,440)
Treasury stock, at cost	(12)	(7)

Total common stockholders’ investment	14,561	13,811

	$26,093	$24,902

FEDEX CORP. CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
Second Quarter Fiscal 2011
(In millions)
(Unaudited)

	Six Months Ended
	November 30
	2010	2009

Operating Activities:
Net income	$663	$526
Noncash charges:
Depreciation and amortization	981	982
Other, net	262	176
Changes in operating assets and liabilities, net	105	(327)

Net cash provided by operating activities	2,011	1,357

Investing Activities:
Capital expenditures	(2,059)	(1,549)
Proceeds from asset dispositions and other	7	33

Net cash used in investing activities	(2,052)	(1,516)

Financing Activities:
Principal payments on debt	(12)	(625)
Dividends paid	(76)	(69)
Other, net	29	13

Net cash used in financing activities	(59)	(681)

Effect of exchange rate changes on cash	25	13

Net decrease in cash and cash equivalents	(75)	(827)

Cash and cash equivalents at beginning of period	1,952	2,292

Cash and cash equivalents at end of period	$1,877	$1,465

FEDEX EXPRESS SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Second Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended				Six Months Ended
	November 30				November 30
	2010	2009	%		2010	2009	%
FINANCIAL HIGHLIGHTS

Revenue	$5,992	$5,314	13%		$11,904	$10,238	16%

Operating Expenses:
Salaries and employee benefits	2,253	2,036	11%		4,511	4,079	11%
Purchased transportation	388	283	37%		757	538	41%
Rentals and landing fees	427	396	8%		830	781	6%
Depreciation and amortization	265	251	6%		520	503	3%
Fuel	802	638	26%		1,556	1,209	29%
Maintenance and repairs	320	267	20%		672	528	27%
Intercompany charges	512	470	9%		1,025	939	9%
Other[1]	761	628	21%		1,412	1,212	17%

Total Operating Expenses	5,728	4,969	15%		11,283	9,789	15%

Operating Income	$264	$345	(23%)		$621	$449	38%

Operating Margin	4.4%	6.5%	(2.1	pts)	5.2%	4.4%	0.8	pts

OPERATING STATISTICS

Operating Weekdays	63	63	—		128	128	—

AVG DAILY VOLUME / POUNDS
Average Daily Package Volume (000s):

U.S. Overnight Box	1,196	1,154	4%		1,182	1,141	4%
U.S. Overnight Envelope	626	606	3%		625	611	2%
U.S. Deferred	865	858	1%		855	840	2%

Total U.S. Domestic Package	2,687	2,618	3%		2,662	2,592	3%
International Priority	585	529	11%		575	502	15%
International Domestic	354	338	5%		339	315	8%

Total Average Daily Packages	3,626	3,485	4%		3,576	3,409	5%

Average Daily Freight Pounds (000s):

U.S.	7,459	7,193	4%		7,179	6,883	4%
International Priority	3,320	2,571	29%		3,171	2,353	35%
International Airfreight	1,243	1,207	3%		1,242	1,253	(1%)

Total Avg Daily Freight Pounds	12,022	10,971	10%		11,592	10,489	11%

YIELD
Revenue Per Package:

U.S. Overnight Box	$19.75	$18.87	5%		$19.70	$18.51	6%
U.S. Overnight Envelope	10.54	10.36	2%		10.59	10.27	3%
U.S. Deferred	12.24	11.58	6%		12.12	11.40	6%

Total U.S. Domestic Package	15.19	14.51	5%		15.13	14.26	6%
International Priority	54.54	52.88	3%		54.12	52.27	4%
International Domestic	7.39	7.09	4%		7.22	7.07	2%

Composite Package Yield	$20.77	$19.62	6%		$20.65	$19.19	8%

Revenue Per Freight Pound:

U.S.	$1.13	$1.08	5%		$1.15	$1.07	7%
International Priority	2.08	1.98	5%		2.07	1.93	7%
International Airfreight	0.88	0.83	6%		0.87	0.77	13%

Composite Freight Yield	$1.36	$1.26	8%		$1.37	$1.22	12%

Average Full-Time Equivalents (000s)	132	126	5%		132	126	5%

1 —	Current year includes a $66 million reserve for a legal matter.

FEDEX GROUND SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Second Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended				Six Months Ended
	November 30				November 30
	2010	2009	%		2010	2009	%
FINANCIAL HIGHLIGHTS

Revenue	$2,077	$1,837	13%		$4,038	$3,567	13%

Operating Expenses:
Salaries and employee benefits	318	288	10%		625	570	10%
Purchased transportation	845	733	15%		1,627	1,426	14%
Rentals	67	63	6%		129	121	7%
Depreciation and amortization	83	83	—		165	168	(2%)
Fuel	3	2	50%		4	3	33%
Maintenance and repairs	42	40	5%		86	78	10%
Intercompany charges	227	196	16%		448	380	18%
Other	196	194	1%		371	374	(1%)

Total Operating Expenses	1,781	1,599	11%		3,455	3,120	11%

Operating Income	$296	$238	24%		$583	$447	30%

Operating Margin	14.3%	13.0%	1.3	pts	14.4%	12.5%	1.9	pts

OPERATING STATISTICS

Operating Weekdays	63	63	—		128	128	—

Average Daily Package Volume (000s)
FedEx Ground	3,843	3,602	7%		3,686	3,454	7%
FedEx SmartPost	1,484	1,265	17%		1,287	1,135	13%

Yield (Revenue Per Package)
FedEx Ground	$7.89	$7.54	5%		$7.94	$7.56	5%
FedEx SmartPost	$1.72	$1.57	10%		$1.70	$1.50	13%

FEDEX FREIGHT SEGMENT FINANCIAL AND OPERATING HIGHLIGHTS
Second Quarter Fiscal 2011
(Dollars in millions)
(Unaudited)

	Three Months Ended				Six Months Ended
	November 30				November 30
	2010	2009	%		2010	2009	%
FINANCIAL HIGHLIGHTS

Revenue	$1,221	$1,068	14%		$2,479	$2,050	21%

Operating Expenses:
Salaries and employee benefits	584	513	14%		1,184	1,020	16%
Purchased transportation	185	168	10%		389	286	36%
Rentals	31	27	15%		65	56	16%
Depreciation and amortization	62	46	35%		110	101	9%
Fuel	133	104	28%		264	198	33%
Maintenance and repairs	45	35	29%		91	69	32%
Intercompany charges	108	98	10%		217	150	45%
Impairment and other charges[1]	67	—	NM		67	—	NM
Other	97	89	9%		199	180	11%

Total Operating Expenses	1,312	1,080	21%		2,586	2,060	26%

Operating Loss	$(91)	$(12)	NM		$(107)	$(10)	NM

Operating Margin	(7.5%)	(1.1%)	(6.4	pts)	(4.3%)	(0.5%)	(3.8	pts)

OPERATING STATISTICS

LTL Operating Weekdays	62	62	—		127	127	—

LTL Shipments Per Day (000s)	89.4	82.9	8%		90.6	77.0	18%
Weight Per LTL Shipment (lbs)	1,115	1,128	(1%)		1,125	1,119	1%
LTL Revenue/CWT	$18.27	$17.09	7%		$17.77	$17.45	2%

1 —	Current year includes charges associated with the combination of FedEx Freight and FedEx National LTL operations effective January 30, 2011.